Exhibit 99.1

Option Care Announces Resignation of Chief Operating Officer

BUFFALO GROVE, Ill.—(BUSINESS WIRE)—May 18, 2006—Option Care, Inc. (Nasdaq:OPTN) today announced the resignation of Richard M. Smith, President and Chief Operating Officer effective May 31, 2006. Raj Rai, Chief Executive Officer will be assuming Rick’s responsibilities which he previously held.

“Rick joined Option Care in the spring of 2003 and contributed to the growth we have realized over the last 3 years. Rick is leaving for personal reasons and is relocating back to Colorado where he had resided for over 12 years prior to joining Option Care. Rick will work with me to transition his responsibilities and has agreed to remain involved with the company in a consulting capacity for the remainder of the year. We wish him well in his future endeavors,” said Raj Rai, chief executive officer.

About Option Care

For more than 25 years, Option Care, Inc. has made patients’ lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, Option Care offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from 115 pharmacy locations.

Further Information on Option Care Can Be Found at: www.optioncare.com

CONTACT:	Option Care, Inc.
Raj Rai, 847-229-7724

SOURCE:	Option Care, Inc.